EXHIBIT 99.1

Contact:
Steve Workman
Sr. VP Finance, Chief Financial Officer
408-548-1000

Shelby Palmer
Investor Relations
408-542-5050
investor.relations@finisar.com

Finisar Corporation Adopts Shareholders Rights Plan

SUNNYVALE, Calif. - (Internet Wire) - September 26, 2002 - Finisar Corporation (Nasdaq:FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, announced today that its Board of Directors has adopted a Stock Purchase Rights Plan designed to enable all Finisar stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Finisar stockholders in the event that an unsolicited attempt is made to acquire Finisar.  The adoption of the Rights Plan is intended to guard against any potential use of takeover tactics designed to gain control of Finisar without paying all stockholders full and fair value.  The distribution of the Rights is not in response to any proposal to acquire Finisar nor is the Board aware of any such effort.

Under the Rights Plan, stockholders of record at the close of business on October 16, 2002 will receive one share purchase Right for each share of Finisar Common Stock held on that date.

The Rights, which will initially trade with the Common Stock, effectively allow Finisar stockholders to acquire Finisar Common Stock at a discount of 50% from the then current market value when a person or group acquires 20% or more of Finisar’s Common Stock without prior Board approval and are not exercisable by such acquiror. In that event, the Rights become exercisable to purchase one one-thousandth of a share of new Preferred Stock, at $14.00 per Right and permit Finisar stockholders, other than the acquiror, to purchase Finisar Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock.  Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Finisar Common Stock in exchange for each Right that is then exercisable.  In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount.  Rights held by the acquiror will become null and void in each case.  Prior to a person or group acquiring 20%, the Rights can be redeemed for $0.001 each by action of the Board.

Finisar Corporation Adopts Shareholders Rights Plan

The Rights Plan contains an exception to the 20% ownership threshold for Finisar’s founder, Chairman of the Board and Chief Technical Officer, Frank H. Levinson.  Under the terms of the Rights Plan, Dr. Levinson and certain related persons and trusts are permitted to acquire additional shares of Finisar common stock up to an aggregate amount of 30% of Finisar’s outstanding common stock, without prior Board approval.  Dr. Levinson has advised the Company that he and these related persons and trusts currently own an aggregate of approximately 24% of Finisar’s Common Stock. The Rights expire on September 24, 2012.  The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on October 16, 2002 and thereafter.

ABOUT FINISAR

Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic subsystems and network tools for testing and monitoring network systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs). The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.

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